NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Partners GP, LLC 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Partners, LP Reports First Quarter 2014 Results

Declares Quarterly Cash Distribution
Schedules conference call for May 2, 2014 at 10:00 a.m. Eastern
DALLAS, TEXAS, May 1, 2014 - Alon USA Partners, LP (NYSE: ALDW) (“Alon Partners”) today announced results for the first quarter of 2014. Net income for the first quarter of 2014 was $42.2 million, or $0.68 per unit, compared to net income of $93.5 million, or $1.50 per unit, for the same period last year.
The Board of Directors of Alon USA Partners GP, LLC, the general partner of Alon Partners, declared a cash distribution for the first quarter of 2014 of $0.69 per unit payable on May 21, 2014 to common unitholders of record at the close of business on May 14, 2014, based on cash available for distribution of $43.1 million.
Paul Eisman, CEO and President, commented, “We are pleased with our first quarter financial results that generated favorable cash available for distribution for the quarter of $43.1 million. This was driven by our strong operational performance with a total refinery throughput of over 73,000 barrels per day. Relative to the fourth quarter of 2013, our first quarter results benefited from an improved Gulf Coast 3/2/1 crack spread driven predominantly by a strengthening in gasoline prices, but also from wider differentials for Midland-priced crudes. In addition, sweet crude oil in Midland is now discounted relative to sour crude, and we have adjusted our crude slate to take advantage of this by increasing the amount of sweet crude processed.  Midland crude differentials widened further during the months of March and April, which will positively affect the cost of crude and refinery operating margin at Big Spring in the second quarter.
“During the second quarter, we intend to successfully execute the planned turnaround at the Big Spring refinery and also to complete the Vacuum Tower Revamp Project.  This project will increase distillate yield, improve energy efficiency and allow us to better optimize our crude slate. The cost of the vacuum unit project will be paid over a period of six years, which allows the project to be immediately accretive to distributions to unitholders. For the second quarter, we currently expect throughput at the Big Spring refinery to average approximately 46,000 barrels per day as a result of the turnaround. We expect the refinery throughput to average 67,000 barrels per day for the year.”
FIRST QUARTER 2014
Refinery operating margin was $14.77 per barrel for the first quarter of 2014 compared to $28.76 per barrel for the same period in 2013. This decrease was mainly due to lower Gulf Coast 3/2/1 crack spreads and a narrowing of both the WTI Cushing to WTS spread and the WTI Cushing to WTI Midland spread. The refinery’s throughput for the first quarter of 2014 averaged 73,296 barrels per day (“bpd”) compared to 59,476 bpd for the same period in 2013. The lower throughput rate during the first quarter of 2013 was due to maintenance on the crude vacuum tower as well as completion of a reformer catalyst regeneration and a diesel hydro-treater catalyst replacement. The refinery operating margin was impacted by $2.9 million of costs associated with RINs obligations for the first quarter of 2014, which were completely offset utilizing carryover RINs from 2012 for the first quarter of 2013.

The average Gulf Coast 3/2/1 crack spread was $16.81 per barrel for the first quarter of 2014 compared to $28.40 per barrel for the first quarter of 2013, which was influenced by a reduction in the Brent to WTI Cushing spread. The average Brent to WTI Cushing spread for the first quarter of 2014 was $10.46 per barrel compared to $19.25 per barrel for the same period in 2013. The average WTI Cushing to WTS spread for the first quarter of 2014 was $3.67 per barrel compared to $11.41 per barrel for the first quarter of 2013. The average WTI Cushing to WTI Midland spread for the first quarter of 2014 was $3.54 per barrel for the first quarter of 2014, compared to $7.72 per barrel for the first quarter of 2013.
CONFERENCE CALL
Alon Partners has scheduled a conference call which will also be webcast live on Friday, May 2, 2014 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), to discuss the first quarter 2014 results. To access the call, please dial 877-941-9205, or 480-629-9711 for international callers, at least 10 minutes prior to the start time and ask for the Alon Partners call. Investors may also listen to the conference live by logging on to the Alon Partners' website, http://www.alonpartners.com. A telephonic replay of the conference call will be available through May 16, 2014, and may be accessed by calling 800-406-7325, or 303-590-3030 for international callers, and using the passcode 4678354#. The archived webcast will also be available at http://www.alonpartners.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Alon Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Alon Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Alon Partners, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Any statements in this release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. (“Alon Energy”) (NYSE: ALJ). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with total throughput capacity of approximately 70,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors.

- Tables to follow -

ALON USA PARTNERS, LP AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2013, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2014	2013
	(dollars in thousands, except per unit data, per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$856,460	$804,167
Operating costs and expenses:
Cost of sales	759,046	650,203
Direct operating expenses	28,941	30,422
Selling, general and administrative expenses	4,368	7,665
Depreciation and amortization	10,067	12,064
Total operating costs and expenses	802,422	700,354
Operating income	54,038	103,813
Interest expense	(11,324)	(9,392)
Other income, net	12	4
Income before state income tax expense	42,726	94,425
State income tax expense	485	900
Net income	$42,241	$93,525
Earnings per unit	$0.68	$1.50
Weighted average common units outstanding (in thousands)	62,502	62,501
Cash distribution per unit	$0.18	$0.57
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$45,267	$166,646
Investing activities	(18,627)	(6,719)
Financing activities	(11,875)	(35,456)
OTHER DATA:
Adjusted EBITDA (2)	$64,117	$115,881
Capital expenditures	4,162	2,941
Capital expenditures for turnarounds and catalysts	14,465	3,778
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin (3)	$14.77	$28.76
Refinery direct operating expense (4)	4.39	5.68
PRICING STATISTICS:
Crack spreads (per barrel):
Gulf Coast 3/2/1 (5)	$16.81	$28.40
WTI Cushing crude oil (per barrel)	$98.65	$94.27
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (6)	$3.54	$7.72
WTI Cushing less WTS (6)	3.67	11.41
Brent less WTI Cushing (6)	10.46	19.25
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.66	$2.84
Gulf Coast ultra-low sulfur diesel	2.93	3.09
Natural gas (per MMBtu)	4.72	3.48

	March 31, 2014	December 31, 2013
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$168,348	$153,583
Working capital	54,199	18,007
Total assets	884,595	849,924
Total debt	343,832	344,322
Total debt less cash and cash equivalents	175,484	190,739
Total partners’ equity	176,433	145,442

THROUGHPUT AND PRODUCTION DATA:	For the Three Months Ended
	March 31,
	2014		2013
	bpd	%	bpd	%
Refinery throughput:
WTS crude	35,345	48.2	45,220	76.0
WTI crude	35,982	49.1	11,549	19.4
Blendstocks	1,969	2.7	2,707	4.6
Total refinery throughput (7)	73,296	100.0	59,476	100.0
Refinery production:
Gasoline	36,290	49.6	29,785	50.4
Diesel/jet	24,674	33.6	19,298	32.6
Asphalt	3,406	4.6	3,359	5.7
Petrochemicals	4,412	6.0	3,726	6.3
Other	4,557	6.2	2,969	5.0
Total refinery production (8)	73,339	100.0	59,137	100.0
Refinery utilization (9)		101.9%		92.4%

CASH AVAILABLE FOR DISTRIBUTION DATA:	For the Three Months Ended
March 31, 2014
(dollars in thousands, except per unit data)

Net sales (1)	$856,460
Operating costs and expenses:
Cost of sales	759,046
Direct operating expenses	28,941
Selling, general and administrative expenses	4,368
Depreciation and amortization	10,067
Total operating costs and expenses	802,422
Operating income	54,038
Interest expense	(11,324)
Other income, net	12
Income before state income tax expense	42,726
State income tax expense	485
Net income	42,241
Adjustments to reconcile net income to Adjusted EBITDA:
Interest expense	11,324
State income tax expense	485
Depreciation and amortization	10,067
Adjusted EBITDA (2)	64,117
Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
less: Maintenance/growth capital expenditures	4,162
less: Major and non-major turnaround and catalyst replacement capital expenditures	14,465
add: Major turnaround and catalyst replacement capital expenditures previously reserved	(11,989)
less: Major turnaround reserve for future years	1,150
less: Principal payments	625
less: State income tax expense	485
less: Interest paid in cash	12,097
Cash available for distribution	$43,122

Common units outstanding (in 000’s)	62,502

Cash available for distribution per unit	$0.69
________________

(1)	Includes sales to related parties of $139,013 and $141,899 for the three months ended March 31, 2014 and 2013, respectively.

(2)
Adjusted EBITDA represents earnings before state income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the three months ended March 31, 2014 and 2013, respectively:

	For the Three Months Ended
	March 31,
	2014	2013
	(dollars in thousands)
Net income	$42,241	$93,525
State income tax expense	485	900
Interest expense	11,324	9,392
Depreciation and amortization	10,067	12,064
Adjusted EBITDA	$64,117	$115,881

(3)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.

(4)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses by total throughput volumes.

(5)
We compare our refinery operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

(6)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(7)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(8)	Total refinery production represents the barrels per day of various refined products produced from processing crude and other refinery feedstocks through the crude units and other conversion units.

(9)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.